UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2009

MAKO Surgical Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-33966	20-1901148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 Davie Road
Fort Lauderdale, Florida 33317

 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 927-2044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2009, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) approved the terms and conditions set forth in the Employment Agreement (the “Agreement”) between the Company and Ivan Delevic, effective as of April 27, 2009 (the “Effective Date”). Also on April 27, 2009, the Board appointed Mr. Delevic to the newly created position of Senior Vice President of Strategic Marketing and Business Development of the Company with his duties to commence as of the Effective Date.

The Agreement provides for a one-year initial term of employment and for automatic renewal for successive one-year terms. Under the terms of the Agreement, Mr. Delevic will receive a signing bonus of $30,000 and an annual base salary of $225,000 and will have the opportunity to earn an annual performance cash bonus based on his individual performance and the Company’s performance. Additionally, pursuant to the terms of the Agreement, as of the Effective Date, the Committee granted Mr. Delevic 100,000 incentive stock options to purchase shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan.

The Agreement also provides for certain reimbursements and allowances to Mr. Delevic in a total amount of up to $120,000 in connection with his relocation to Florida, including reimbursement of reasonable, preapproved relocation expenses, travel expenses, temporary housing expenses, and reasonable, preapproved closing costs.  In the event that Mr. Delevic’s employment with the Company is terminated for any reason, other than good reason, during the first twenty-four months after the Effective Date, Mr. Delevic will be required to repay a prorated share of the relocation payments.

If Mr. Delevic’s employment with the Company is terminated without cause or if Mr. Delevic resigns for good reason, the Agreement provides for severance payments equal to six months of his annual base salary and the costs of continuation of his health benefits for six months.

The foregoing description of the terms and conditions of Mr. Delevic’s employment with the Company is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated in its entirety by this reference.

Beginning in 2007 through April 2009, Mr. Delevic, 43, was a business development consultant to medical device companies through ATID Group Inc. and IDAT LLC, companies he founded in 2007.  From 1996 to 2007, Mr. Delevic held various positions with General Electric’s healthcare division, both domestically and internationally, including General Manager for Molecular Imaging EMEA, Global Marketing and Sales Manager for Surgical Navigation, Business Development Manager with GE Healthcare’s Global Business Development, Six Sigma Leader & Black Belt for Global Functional Imaging, and Sales Manager for Southeastern Europe.  From 1992 to 1996, Mr. Delevic worked for Johnson & Johnson, Inc. as a Business Manager in Budapest, Hungary.  Mr. Delevic holds a M.B.A. from the Technical University of Budapest through a joint program with Herriot-Watt University and a M.S. in Electrical Engineering from the Technical University of Budapest.

In connection with the appointment of Mr. Delevic as a Senior Vice President of the Company, the Company issued a press release on April 28, 2009, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between MAKO Surgical Corp. and Ivan Delevic, effective as of April 27, 2009

99.1	Press Release issued by MAKO Surgical Corp. on April 28, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKO Surgical Corp.
Date: April 28, 2009	By: /s/ Menashe R. Frank
Menashe R. Frank, Senior Vice President, General Counsel and Secretary